Exhibit 10.19

SECOND AMENDMENT TO LEASE AGREEMENT

THIS SECOND AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is entered into as of 30 July 2020, by and between Prologis Limited Partnership I (“Landlord”) and Rigetti & Co, Inc., a Delaware corporation (“Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord and Tenant have entered into a Lease dated August 9, 2016, pursuant to which Landlord leased to Tenant certain premises consisting of approximately 25,400 square feet located at 47430 Seabridge Drive, Fremont, CA 94538 (the “Premises”), such lease, as heretofore modified, being herein referred to as the “Lease”. This Amendment replaces in its entirety that Second Amendment to Lease Agreement between Landlord and Tenant dated July 29, 2020.

WHEREAS, Landlord and Tenant desire to modify the Lease on the terms and conditions set forth below.

A G R E E M E N T:

NOW THEREFORE, in consideration of the Premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

1.

The Lease Term is extended such that the Expiration Date is amended to be 01/31/2026 (the “ 2nd Extension Term”). All of the terms and conditions of the Lease shall remain in full force and effect during the 2nd Extension Term except that the Monthly Base Rent shall be as follows:

	Period		Monthly Base Rent
08/01/2020	through	01/31/2021	*USD$50,800.00
02/01/2021	through	07/31/2021	USD$50,800.00
08/01/2021	through	07/31/2022	USD$52,324.00
08/01/2022	through	07/31/2023	USD$53,893.72
08/01/2023	through	07/31/2024	USD$55,510.53
08/01/2024	through	07/31/2025	USD$57,175.85
08/01/2025	through	01/31/2026	USD$58,891.12

*Monthly Base Rent is abated during this period. Operating Expenses will be due as provided in the Lease during this period.

2.

Except as otherwise expressly provided herein, all defined terms used in this Amendment shall have the same respective meanings as are provided for such defined terms in the Lease. Tenant shall accept the Premises in its “as is” condition and shall pay Operating Expenses and other reimbursable costs as provided in the Lease during the 2nd Extension Term.

3.

Notwithstanding anything provided in the Lease to the contrary, effective on the date hereof, all payments required to be made by Tenant to Landlord (or to such other party as Landlord may from time to time specify in writing) may only be made by Electronic Fund Transfer (“EFT”) of immediately available federal funds before 11:00 a.m., Eastern Time at such place, within the continental United States, as Landlord may from time to time designate to Tenant in writing.

4.

Tenant represents and warrants that it has dealt with no broker, agent or other person in connection with this transaction and that no broker, agent or other person brought about this transaction, and Tenant agrees to indemnify and hold Landlord harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with Tenant with regard to this leasing transaction.

5.

Within fifteen (15) days of Landlord’s written request, Tenant agrees to deliver to Landlord such information and/or documents as Landlord requires for Landlord to comply with California Public Resources Code Section 25402.10, or successor statute(s), and California Energy Commission adopted regulations set forth in California Code of Regulations, Title 20, Division 2, Chapter 4, Article 9, Sections 1680-1685, and successor and related California Code of Regulations, relating to commercial building energy ratings. Landlord makes the following statement based on Landlord’s actual knowledge in order to comply with California Civil Code Section 1938: The Building and Premises have not undergone an inspection by a Certified Access Specialist (CASp). A Certified Access Specialist (CASp) can inspect the subject Premises and determine whether the subject Premises comply with all of the applicable construction- related accessibility standards under state law. Although state law does not require a CASp inspection of the subject Premises, the Landlord may not prohibit the Tenant from obtaining a CASp inspection of the subject Premises for the occupancy or potential occupancy of the Tenant, if requested by the Tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises. Landlord and Tenant hereby agree that a Tenant- requested CASp inspection shall be at Tenant’s sole cost and expense and that the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Premises shall be governed by Paragraph 3 of the Lease.

6.	All Tenant options to extend the Lease Term, terminate the Lease, or expand or contract the Premises, if any, which exist under the Lease are hereby null and void.

7.

Insofar as the specific terms and provisions of this Amendment purport to amend or modify or are in conflict with the specific terms, provisions and exhibits of the Lease, the terms and provisions of this Amendment shall govern and control; in all other respects, the terms, provisions and exhibits of the Lease shall remain unmodified and in full force and effect.

8.

Landlord and Tenant hereby agree that (i) this Amendment is incorporated into and made a part of the Lease, (ii) any and all references to the Lease hereinafter shall include this Amendment, and (iii) the Lease and all terms, conditions and provisions of the Lease are in full force and effect as of the date hereof, except as expressly modified and amended hereinabove.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the Effective Date.

TENANT:		LANDLORD:

Rigetti & Co, Inc.,		PROLOGIS LIMITED PARTNERSHIP I
a Delaware corporation		a Delaware limited partnership

By:Prologis, a Maryland real estate investment
trust, its general partner

By:	/s/ Chad Rigetti	By:	/s/ Matt Ebner
Name:	Chad Rigetti	Name:	Matt Ebner
Title:	CEO	Title:	VP, Leasing Officer